UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Whitestone REIT
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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WHITESTONE REIT
2600 S. GESSNER, SUITE 500
HOUSTON, TEXAS 77063

April 30, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders to be held on Thursday, June 3, 2010 at 10:00 a.m., Central Daylight Time, at the Houston Engineering and Scientific Society Club, San Jacinto Room, located at 5430 Westheimer Road, Houston, Texas, 77056.

The notice of Annual Meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. I will also report on our progress during the past year and answer shareholders’ questions.

It is important that your shares be represented at the Annual Meeting. If you are unable to attend the meeting in person, I urge you to authorize a proxy to vote your shares via the Internet, or by calling the toll-free telephone number, or by signing, dating and promptly returning your white proxy card in the enclosed envelope. Your vote is important.

Sincerely yours,

/s/ James C. Mastandrea
James C. Mastandrea
Chairman and Chief Executive Officer

WHITESTONE REIT
2600 S. GESSNER, SUITE 500
HOUSTON, TEXAS 77063
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held June 3, 2010
To our Shareholders:

You are invited to attend our 2010 Annual Meeting of Shareholders, to be held at the Houston Engineering and Scientific Society Club, San Jacinto Room, located at 5430 Westheimer, Houston, Texas, 77056, on Thursday, June 3, 2010 at 10:00 a.m., Central Daylight Time for the following purposes:

1.	To elect one trustee to serve until our 2013 Annual Meeting of Shareholders and thereafter until his successor has been duly elected and qualified (Proposal No. 1);

2.	To ratify Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal No. 2); and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Trustees recommends that you vote “FOR” the nominee for trustee and “FOR” the ratification of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for 2010.

Shareholders who are holders of record of common shares at the close of business on April 15, 2010, the record date, will be entitled to receive notice of and to vote at the Annual Meeting.  A white proxy card is enclosed with this notice of Annual Meeting and proxy statement.  A copy of our annual report to shareholders for the fiscal year ended December 31, 2009 is being sent with this report.

YOUR VOTE IS IMPORTANT - You are urged to authorize a proxy to vote your shares via the Internet, or by calling the toll-free telephone number, or by signing, dating and promptly returning your white proxy card in the enclosed envelope.

When you submit your proxy, you authorize James C. Mastandrea, John J. Dee and David K. Holeman or any of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the trustee nominees, and to vote for any adjournments or postponements of the Annual Meeting.

By order of the Board of Trustees,
/s/ John J. Dee
John J. Dee
Chief Operating Officer and Corporate Secretary

April 30, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2010:

This proxy statement and Whitestone’s Annual Report to Shareholders for the fiscal year ended December 31, 2009 are available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=11457

PROXY STATEMENT
_____________________

ANNUAL MEETING OF SHAREHOLDERS
Thursday, June 3, 2010

Whitestone REIT
2600 South Gessner, Suite 500
Houston, Texas  77063

SOLICITATION AND VOTING

The Board of Trustees of Whitestone REIT (our “Board”), a Maryland real estate investment trust (“Whitestone”), is soliciting proxies to be used at our 2010 annual meeting of shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Central Daylight Time, on Thursday, June 3, 2010, at the Houston Engineering and Scientific Society Club, located at 5430 Westheimer Road, Houston, Texas 77056 or at any postponement or adjournment thereof.  This proxy statement and accompanying white proxy card are first being mailed to shareholders on or about April 30, 2010.

What is the Purpose of the Meeting?

The purpose of the meeting is to (1) elect one trustee; and (2) to ratify Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2010.  As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

 Who May Vote?

Only shareholders who owned our common shares of beneficial interest at the close of business on April 15, 2010, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting.  As of the close of business on April 15, 2010, we had 10,451,101 common shares of beneficial interest issued and outstanding.  Shareholders are entitled to one vote for each common share of beneficial interest that they owned as of the record date.

How Do I Vote?

Shareholders may vote at the meeting in person or by proxy.  Proxies validly delivered by shareholders (by Internet, telephone, or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein.  If a shareholder provides a proxy but gives no instructions, the shareholder’s shares will be voted in accordance with the recommendation of our Board.

You may authorize a proxy in three ways:

•
BY MAIL:  Mark, sign and date your white proxy card and return it in the postage-paid envelope we have provided.  If the envelope is missing, please address your completed white proxy card to Whitestone REIT, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10273-0923.

•
BY INTERNET:  Go to www.voteproxy.com and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on June 2, 2010.  Have your white proxy card available when you access the website and then follow the instructions.

•
BY PHONE:  Call 1-800-PROXIES (1-800-776-9437) and use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on June 2, 2010.  Have your white proxy card available when you call the phone number above and then follow the instructions.

Can I change or revoke my vote after I return my proxy card?

Yes. You may change or revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to our Chief Operating Officer and Corporate Secretary, John J. Dee, at Whitestone REIT, 2600 S. Gessner, Suite 500, Houston, Texas 77063;

•	timely delivering a properly executed, later-dated proxy; or

•	voting in person at the Annual Meeting.

How Many Shares Must be Present to Constitute a Quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. Your shares will be counted as being present at the Annual Meeting if you appear in person at the Annual Meeting or if you submit a properly executed white proxy card.

If there are not enough votes to establish a quorum or to meet the voting requirement at the Annual Meeting, we may propose an adjournment of the Annual Meeting for the purpose of soliciting additional proxies. Therefore, please note that by delivering a proxy to vote at the Annual Meeting, you are also granting a proxy that can be voted in favor of any adjournments or postponements of the Annual Meeting.

What are the Recommendations of the Board?

1.	Our Board recommends a vote “FOR” the nominee for trustee.

2.	Our Board recommends that you vote “FOR” the ratification of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How Many Votes Are Needed to Approve Each Proposal?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” and “WITHHOLD AUTHORITY” votes, and, with respect to proposals other than the election of trustees, “AGAINST” and “ABSTAIN.”  Abstentions will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

•
To be approved, Proposal No. 1 (election of Mr. DeVos as trustee), the affirmative vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is sufficient, which means that the nominee receiving the most “FOR” votes, among votes properly cast in person or by proxy, will be elected. In the event that Mr. DeVos should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. If you vote “WITHHOLD AUTHORITY” with respect to one or more nominees, your shares will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Abstentions will not be counted as votes and will have no effect on the result of the vote.

•
To be approved, Proposal No. 2 (ratification of our independent registered public accounting firm) must receive “FOR” votes from a majority of all votes cast at the Annual Meeting, whether in person or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGANST” the proposal). For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Who is Paying for This Proxy Solicitation?

This solicitation is being made by mail on behalf of our Board, but may also be made without additional remuneration by our officers or employees by telephone, facsimile transmission, e-mail or personal interview.  We will bear the expense of the preparation, printing and mailing of the enclosed form of proxy, notice of Annual Meeting and this proxy statement and any additional material relating to the meeting that may be furnished to our shareholders by our Board subsequent to the furnishing of this proxy statement.  To obtain the necessary representation of shareholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation, or selected securities dealers.

We have also retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $8,500, plus out-of-pocket expenses.  Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to Morrow & Co., LLC at 470 West Avenue, Stamford, CT 06902, or our Secretary.

How Many Copies Should I Receive if I Share An Address With Another Shareholder?

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Availability of Proxy Materials addressed to those shareholders. This method, which is currently referred to as “householding,” potentially provides additional convenience for stockholders and cost-savings for companies.  We have a number of shareholders sharing the same address and we may deliver the proxy materials in this method. Householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability of Proxy Materials, please notify our Investor Relations department at Whitestone REIT, Attn: Investor Relations, 2600 S. Gessner, Suite 500, Houston, Texas 77063, or call (713) 827-9595 x 3021. If you currently receive multiple copies of the

Notice of Availability of Proxy Materials or proxy statement at your address and would like to request householding of your communications, please contact our Investor Relations department at Whitestone REIT, Attn: Investor Relations, 2600 S. Gessner, Suite 500, Houston, Texas 77063, or call (713) 435-2213.

How Can I Obtain Whitestone’s Annual Report on Form 10-K?

A copy of our annual report for the year ended December 31, 2009 is being sent with this proxy statement to shareholders on or about April 30, 2010.  None of the information in our annual report is proxy solicitation material.  We will also mail to you without charge, upon written request, a copy of any specifically requested exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

A copy of our Annual Report on Form 10-K has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

How Can I Find Out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K which will be filed with the SEC within four business days after the conclusion of the Annual Meeting.

How and When May I Submit a Shareholder Proposal for Whitestone’s 2011 Annual Meeting of Shareholders?

We will consider for inclusion in our proxy materials for the 2011 annual meeting of shareholders, shareholder proposals that are received at our executive offices no later than December 31, 2010 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. Proposals must be sent to our Corporate Secretary at Whitestone REIT, 2600 S. Gessner, Suite 500, Houston, Texas 77063.

Pursuant to Whitestone’s bylaws, as amended, shareholders wishing to submit proposals or trustee nominations, whether or not included in our proxy materials, must have given timely notice thereof in writing to our Corporate Secretary. Under the current bylaws, to be timely for the 2011 annual meeting of shareholders, you must deliver to our Corporate Secretary, in writing, not later than the close of business on January 30, 2011, nor earlier than the close of business on December 31, 2010. We also advise you to review Whitestone REIT’s bylaws, which contain additional requirements about advance notice of shareholder proposals and trustee nominations, including the different notice submission date requirements in the event that the date for our 2011 annual meeting of shareholders is more than 30 days before or after June 3, 2011. The Chairman of the 2011 annual meeting of shareholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2011 Annual Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which Whitestone has not been provided with timely notice and (ii) any proposal made in accordance with Whitestone’s bylaws, if the 2011 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

Whom Should I Contact if I Have Any Questions?

If you have any questions about the 2010 Annual Meeting, these proxy materials or your ownership of our common shares, please contact our Investor Relations department at Whitestone REIT, Attn: Investor Relations, 2600 S. Gessner, Suite 500, Houston, Texas 77063, or call (713) 435-2213.

PROPOSAL NO. 1 - ELECTION OF TRUSTEE

Nominee for Trustee

Whitestone REIT’s Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of trustees, and each class has a three-year term.

The Board of Trustees presently has six (6) members.  Daryl J. Carter and Donald F. Keating are our current Class II trustees and their terms expire at the 2011 annual meeting.  James C. Mastandrea and Jack L. Mahaffey are our current Class III trustees and their terms expire at our 2012 annual meeting.  Daniel G. DeVos and Chris A. Minton are our current Class I trustees and their terms expire at our 2010 Annual Meeting.

Chris A. Minton has notified the Company that he would not stand for re-election if he were nominated for re-election at the 2010 Annual Meeting.  Daniel G. DeVos, the other current Class I trustee, is standing for re-election at the 2010 Annual Meeting.  Mr. DeVos was recommended for re-election to our Board of Trustees by our Nominating and Corporate Governance Committee, was nominated for re-election by the Board of Trustees and has accepted such nomination.

Trustees are elected by the holders of a majority of shares present in person or represented by proxy at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. DeVos. In the event that Mr. DeVos should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose.

If elected at the 2010 Annual Meeting, Mr. DeVos has agreed to serve until the 2013 Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The nomination of Mr. DeVos as trustee is not being proposed for election pursuant to any agreement or understanding between us and him.

Our Board of Trustees unanimously recommends that you vote “FOR” the election of Daniel G. DeVos.

 Members of the Board of Trustees

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and nominee for trustee, and the period during which he has served as a trustee, each as of the date of the Annual Meeting.

Trustee	Age(1)	Business Experience	Trustee Since
Daryl J. Carter	54
Mr. Carter is the Founder, Chairman and CEO of Avanath Capital Partners, LLC, an investment firm focused on urban-themed real estate and mortgage investments.  Previously, Mr. Carter was an Executive Managing Director of Centerline Capital Group (“Centerline”) a subsidiary of Centerline Holding Company (NYSE), and head of the Commercial Real Estate Group. He was also the President of American Mortgage Acceptance Corporation, a publicly-held, commercial mortgage lender (AMEX) that was externally managed by Centerline. Mr. Carter became part of Centerline when his company, Capri Capital Finance (“CCF”), was acquired by Centerline in 2005. Mr. Carter co-founded and served as Co-Chairman of both CCF and Capri Capital Advisors in 1992. He was instrumental in building Capri to a diversified real estate firm with $8 billion in real estate equity and debt investments under management. Prior to Capri, Mr. Carter was Regional Vice President at Westinghouse Credit Corporation in Irvine and a Second Vice President at Continental Bank in Chicago. Mr. Carter currently is a trustee of Paragon Real Estate Equity and Investment Trust, traded on the former American Stock Exchange until 2006, Trustee of the Urban Land Institute, Executive Committee Member of the National Multifamily Housing Association and Vice Chairman of the Commercial Board of Governors of the Mortgage Bankers Association. Mr. Carter serves on the Dean’s Advisory Council of the M.I.T. Sloan School of Management.
			February 2009

Daniel G. DeVos	52
Mr. DeVos is Chairman of the Board and Chief Executive Officer of DP
Fox Ventures, LLC, a diversified management enterprise with investments in real estate, transportation, and sports teams. Mr. DeVos is the President and Chief Executive Officer of Fox Motors, based in Grand Rapids, Michigan, majority owner of the Grand Rapids Rampage (AFL) and has an ownership interest in the Orlando Magic (NBA).  Mr. DeVos serves as Vice Chairman of the RDV Corporation Board, and is a director and serves on the Audit Committee of Alticor, Inc., the parent of Amway Corporation, located in Ada, Michigan. Mr. DeVos also serves as a trustee of Paragon Real Estate Equity and Investment Trust, a company that was traded on the former American Stock Exchange until 2006 and served as a trustee of First Union Real Estate Investments (NYSE) from 1994 to 1998.

			February 2009

Trustee	Age(1)	Business Experience	Trustee Since
Donald F. Keating	77	Mr. Keating was formerly the Chief Financial Officer of Shell Mining Company. Mr. Keating retired from Shell Mining Company in 1992 and continued to provide consulting services to Shell Oil until 2002. Since 2002, Mr. Keating has managed his personal investments. Mr. Keating graduated from Fordham University with a Bachelor of Science Degree in Finance and served in the United States Marine Corps as infantry company commander. He is a former board member of Billiton Metals Company, R & F Coal Company and Marrowbone Coal Company.	2008
Jack L. Mahaffey	78	Mr. Mahaffey was formerly the President of Shell Mining Company. Since retiring from Shell Mining Company in 1991, Mr. Mahaffey has managed his personal investments. Mr. Mahaffey graduated from Ohio State University with a B.S. and M.S. in Petroleum Engineering and served in the United States Air Force. He is a former board member of the National Coal Association and the National Coal Counsel.	2000
James C. Mastandrea	66
Mr. Mastandrea has been our Chairman and Chief Executive Officer since October 2006. Mr. Mastandrea has over 35 years of experience in the real estate industry.  He also serves, since 2003, as the President, Chief Executive Officer and Chairman of the Board of Trustees of Paragon Real Estate Equity and Investment Trust, a real estate company currently focused on value-added real estate and investments in shares of publicly-traded real estate investment trusts, a publicly traded company on the former American Stock Exchange until 2006; and, since 1978, as the Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company.  From 1999 to 2002, Mr. Mastandrea served as Chief Executive Officer of Eagle’s Wings Aviation Corporation, an entity formed to purchase a troubled aviation services business. At the time of the purchase, the business was in default on debt obligations. Following the September 11, 2001 terrorist attacks, the business was further adversely affected and in March 2002, Eagle’s Wings Aviation Corporation filed for protection under Chapter 11 of the federal bankruptcy laws. From 1994 to 1998, Mr. Mastandrea served as Chairman and Chief Executive Officer of First Union Real Estate Investments, a NYSE listed real estate investment trust.  Mr. Mastandrea also served in the U.S. Army as a Military Police Officer.  Mr. Mastandrea currently is a director of Cleveland State University Foundation Board, director of University Circle Inc. Board, Cleveland, Ohio, and a director of the Calvin Business Alliance Board at Calvin College, Grand Rapids, Michigan.

			2006

(1) As of April 24, 2010.

Qualifications of Trustees

When considering whether our trustees and trustee nominee have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Trustees to satisfy its oversight responsibilities effectively in light of our operational and organizational structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the individual biographies set forth above and on the following particular attributes:

• Mr. Carter:  The Board considered his management experience with a number of financial and real estate entities and determined that his extensive financial background and demonstrated leadership skills provide exceptional qualification to perform oversight functions as a member of our Audit Committee and as a member of our Board of Trustees.

• Mr. DeVos: The Board considered his extensive and diverse business experience within and outside the real estate industry and concluded that his leadership skills in business and non-profit management make him exceptionally qualified to serve in the capacity of  Chairman  of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee and our Board of Trustees.

• Mr. Keating:  The Board considered his educational and professional experience in the field of finance and accounting as well as supervisory roles in the accounting industry and determined that his experience and skills in these industries facilitate his oversight and administration of our accounting and financial reporting practices, risk management efforts and compliance with applicable regulatory standards in the capacity of Chairman of the Audit  Committee, as a member of our Nominating and Corporate Governance and Compensation Committees and our Board of Trustees.

• Mr. Mahaffey:  The Board considered his demonstrated ability of oversight and decision-making functions during his tenure within the petroleum industry and his experience in managing investments and determined that his expertise in these areas enhances his oversight and administration of our compensation programs in the capacity of Chairman of the Compensation Committee and as a member of our Nominating and Governance Committee and our Board of Trustees.

• Mr. Mastandrea:  The Board considered his prior service to Whitestone as its Chairman and Chief Executive Officer, his thirty-five years of experience in the commercial real estate industry, and his seventeen years serving in high level positions of publicly traded companies, and determined that his intimate knowledge of Whitestone, his extensive experience, familiarity with the commercial real estate industry and public companies are critical to the oversight of our strategic initiatives and the evaluation of our operational performance in his capacity as Chief Executive Officer and Chairman of our Board of Trustees.

CORPORATE GOVERNANCE

Independence

Our Board has affirmatively determined that five of our six current trustees are “independent” as that term is defined by the NYSE Amex listing standards and applicable SEC rules.  These trustees are Daryl J. Carter, Daniel G. DeVos (nominee), Donald F. Keating, Jack L. Mahaffey and Chris A. Minton.

Meetings and Committees of the Board of Trustees

Our Board met eight times during 2009.  Our independent trustees meet separately on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board.  All of our trustees attended at least 75% of the meetings for our Board and their assigned committees during 2009.

Five of our six trustees attended our 2009 Annual Meeting of Shareholders in person.  The other trustee attended our 2009 Annual Meeting of Shareholders telephonically.  We strongly encourage our trustees to attend our annual meetings, but we do not have a formal policy regarding attendance.

Our entire Board considers all major decisions concerning our business.  Our Board has also established committees so that certain matters can be addressed in more depth than may be possible at a meeting of the entire Board.  Our Board has a standing Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee.  Our Board’s current committee membership is as follows, with the “X” denoting the members of the respective committee:

Name	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Non-Employee Trustees:
Daryl J. Carter (1)		X
Daniel G. DeVos (2)	Chairman		X
Donald F. Keating	X	Chairman	X
Jack L. Mahaffey (3)	X	X	Chairman
Chris A. Minton(4)
Number of Meetings in 2009	1	5	3

(1)	Mr. Carter has served as a member of the Audit Committee since February 26, 2009.
(2)	Mr. DeVos has served as a member of the Nominating and Corporate Governance Committee and the Compensation Committee since February 26, 2009.
(3)	Mr. Mahaffey also served on the Audit Committee until February 26, 2009.
(4)
Mr. Minton served on the Nominating and Corporate Governance and the Compensation Committee until February 26, 2009.  Mr Minton also served in the role of chairman of the Audit Committee until February 25, 2010.

Our Board has adopted a charter for each committee. The charters are available on the Corporate Governance page of our website at www.whitestonereit.com. The information contained on our website is not, and should not be considered, a part of this proxy statement.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are:

• Identifying individuals qualified to become trustees;
• Recommending nominees for committees of our Board; and
• Overseeing matters concerning corporate governance practices.

The committee currently consists of Daniel G. DeVos, Donald F. Keating and Jack L. Mahaffey, with Mr. DeVos serving as chairman.  Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules.

The committee is responsible for identifying individuals qualified to become trustees and for evaluating potential or suggested trustee nominees. Pursuant to our bylaws, as amended, in order for an individual to qualify for nomination or election as a trustee, an individual, at the time of nomination, must have substantial expertise, experience or relationships relevant to the business of Whitestone, which may include:

•	Commercial real estate experience;
•	An in-depth knowledge of and working experience in finance or marketing;
•	Capital markets or public company experience;
•	University teaching experience in a Master of Business Administration or similar program;
•	A bachelor’s degree from an accredited university or college in the United States or the equivalent degree from an equivalent institution of higher learning in another country;
•	Experience as a chief executive officer, chief operating officer or chief financial officer of a public or private company; or
•	Public or private board experience.

Additionally, an individual shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature. The committee in its sole discretion will determine whether a nominee satisfies the foregoing qualifications or possesses such other characteristics as deemed necessary by the committee.  The committee will also recommend nominees to the Board of Trustees that represent a diversity of experience, gender, race, ethnicity or age.  Any individual who does not satisfy the qualifications above is not eligible for nomination or election as a trustee.

The committee performs a preliminary evaluation of potential candidates primarily based on the need to fill any vacancies on our Board, the need to expand the size of our Board and the need to obtain representation in key disciplines and/or market areas.  The committee will seek to identify trustee candidates based on input provided by a number of sources, including committee members and other members of our Board of Trustees.  The committee also has the authority to consult with or retain advisors to carry out its duties.  Once a potential candidate is identified as one who fulfills a specific need, the committee performs a full evaluation of the potential candidate.  This evaluation includes reviewing the potential candidate’s background information, relevant experience, willingness to serve, independence and integrity.  In connection with this evaluation, the committee may interview the candidate in person or by telephone.  After completing its evaluation, the committee makes a recommendation to the full Board as to the individuals who should be nominated by our Board.  Our Board determines the nominees after considering the recommendations and a report of the committee.  The Nominating and Corporate Governance Committee will consider all individuals recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws. For more information see the section entitled “How and When May I Submit a Shareholder Proposal for Whitestone’s 2011 Annual Meeting of Shareholders?”.

To date, the committee has not paid a fee to any third party to assist in the process of identifying or evaluating trustee candidates.

Audit Committee

The primary purposes of the Audit Committee are:

•	overseeing Whitestone’s accounting and financial reporting process, the audits of its financial statements; and

•	assisting the Board in monitoring the following:

•	the integrity of Whitestone’s financial statements and financial reporting processes and systems of internal controls;

•	the qualifications and independence of Whitestone’s independent accountants;

•	the performances of Whitestone’s independent accountants; and

•	Whitestone’s compliance with legal and regulatory requirements.

The committee also prepares a report each year for inclusion in our annual proxy statement in accordance with the rules of the SEC.

The committee currently consists of Daryl J. Carter, Donald F. Keating and Jack L. Mahaffey, with Mr. Keating serving as chairman.  Our Board of Trustees has determined that Mr. Keating is an “audit committee financial expert” as defined by the rules promulgated by the SEC.  Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules.

Compensation Committee

The primary purposes of the Compensation Committee are as follows:

•	assisting our Board in discharging its responsibilities relating to compensation of Whitestone’s overall compensation and benefit structure; and

•	producing an annual report on executive compensation for inclusion in Whitestone’s annual meeting proxy statement in accordance with applicable rules and regulations.

The committee currently consists of Daniel G. DeVos, Donald F. Keating and Jack L. Mahaffey, with Mr. Mahaffey serving as chairman.  Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules.

The committee has the sole authority to oversee the administration of compensation programs applicable to our executive officers and trustees.    Executive compensation is reviewed at least annually by the committee.  Our chief executive officer and chief operating officer complete performance reviews annually and provide recommendations with respect to our other executive officers.  Trustee compensation is reviewed periodically by the committee as its members deem appropriate.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.  See “Compensation Discussion and Analysis” for more information regarding the committee’s processes and procedures for consideration and determination of executive compensation.

The committee has the authority to engage and approve fees and other retention terms of outside advisors, without the approval of the Board of Trustees or management, to assist it in the performance of its duties. In 2007 and 2008, the committee engaged CEL & Associates, Inc./CEL Compensation Advisors, LLC (“CEL”), an independent executive compensation consulting firm to assist the committee’s analysis and determination of the 2008 compensation for our executive officers. CEL was selected for its specific expertise in the real estate industry and was directed by the committee to conduct a review and provide the committee with relevant market data and plan alternatives to consider when designing and adopting compensation programs for our executive officers.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct that is applicable to all members of our Board, our executive officers and our employees. We have posted our Code of Business Conduct and Ethics on the Corporate Governance section of our website at www.whitestonereit.com.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the trustee most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent trustees and management have different perspectives and roles in strategy development. The Company’s independent trustees bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. We believe that consolidating our leadership structure without a lead independent trustee provides an efficient and effective management model which fosters direct accountability, effective decision-making and alignment of corporate strategy between our Board and management.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Trustees and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Trustees is regularly informed through committee reports about such risks.

Analysis of Risk in Compensation Structure

The Board considered our current risk profile of our executive and broad-based compensation programs and noted numerous ways in which risk is effectively managed or mitigated, including the balanced mix between short-term and long-term incentives, caps on incentives, use of multiple performance measures, discretion on individual awards, long-term incentives and the use of stock ownership guidelines. Based on these mitigating risks, we do not believe that our officers are encouraged to take excessive or unnecessary risk and we do not believe that our compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company.

Communications with our Board of Trustees

We have established procedures for shareholders or other interested parties to communicate with our Board of Trustees, including our independent trustees.  Such parties can contact the Board by sending a letter to:  Whitestone REIT, Attn: Corporate Secretary, 2600 S. Gessner, Suite 500, Houston, Texas 77063.  Our Corporate Secretary will review all communications made by this means and forward the communication to our Board or to any individual trustee to whom the communication is addressed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANANGEMENT

The following table sets forth beneficial ownership information with respect to our common shares, as of April 26, 2010, including shares such persons had a right to acquire within 60 days after April 26, 2010 through the exercise of vested restricted common share units for (i) each of our trustees, (ii) each of our Named Executive Officers and (iii) all of our trustees and executive officers as a group.  We are not aware of any shareholder who owns 5% or more of our outstanding common shares.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned(2)	Percentage of Class
Named Executive Officers
James C. Mastandrea	238,119(3)	2.3%
John J. Dee	156,750(4)	1.5%
David K. Holeman	81,000(5)	*
Valarie L. King	56,000(6)	*
Daniel E. Nixon, Jr.	57,500(7)	*

Non-Employee Trustees:
Daryl J. Carter	5,000(8)	*
Daniel G. DeVos	5,000(9)	*
Donald F. Keating	44,433(10)	*
Jack L. Mahaffey	77,730(11)	*
Chris A. Minton	49,672(12)	*
All executive officers and trustees as a Group (10 persons) (13)	771,204	7.4%(14)
_______________
*	Less than 1%
(1)	Unless otherwise indicated, the address for each beneficial owner is 2600 South Gessner, Suite 500, Houston, Texas 77063.
(2)
Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares.

(3)       Includes 195,516 restricted common shares and excludes 343,071 restricted common share units issued pursuant to the 2008 Plan and 703,912 OP units issued in connection with our acquisition of the Spoerlein property, which are redeemable for cash or, at our option, for common shares on a one-for-one basis. Mr. Mastandrea’s total ownership of common shares and OP units represents 5.9% of all common shares assuming conversion of all OP units, excluding OP units held by Whitestone REIT.

(4)	Includes 124,723 restricted common shares and excludes 285,747 restricted common share units issued pursuant to the 2008 Plan.
(5)	Includes 71,744 restricted common shares and excludes 54,000 restricted common share units issued pursuant to the 2008 Plan.
(6)	Includes 48,592 restricted common shares and excludes 54,000 restricted common share units issued pursuant to the 2008 Plan.
(7)	Includes 48,943 restricted common shares and excludes 67,500 restricted common share units issued pursuant to the 2008 Plan.
(8)	Includes 3,333 restricted common shares.
(9)	Includes 3,333 restricted common shares.
(10)	Includes 3,333 restricted common shares and excludes 23,957 OP units, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.
(11)	Includes 3,333 restricted common shares and excludes 31,943 OP units, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.

(12)
Includes 3,333 restricted common shares and 44,672 common shares owned by Mr. Minton’s wife for which Mr. Minton shares voting and dispositive power and excludes 30,231 OP units, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.

(13)	None of the shares beneficially owned by our trustees or named executive officers have been pledged as security for an obligation.
(14)	Total ownership of executive officers and trustees of common shares and OP units represents 9.3% of all common shares assuming conversion of all OP units, excluding OP units held by Whitestone REIT.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the disclosure requirements of Item 405 of SEC Regulations S-K require our trustees and executive officers and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC rules to furnish us with copies of these reports.  Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, trustees and greater than 10% beneficial owners, we believe that during fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to any officers, trustees and shareholders were timely satisfied.

Executive Officers

The following table sets forth certain information about our executive officers.

Executive Officers	Age(1)	Position	Recent Business Experience
James C. Mastandrea	66	Chairman of the Board of Trustees and Chief Executive Officer (October 2006 – present)
President, Chief Executive Officer and Chairman of the Board of Trustees of Paragon Real Estate Equity and Investment Trust, a real estate company currently focused on value-added real estate and investments in shares of publicly-traded real estate investment (2003 – present); Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company (1978 – present); Chief Executive Officer of Eagle’s Wings Aviation Corporation (1999 -2002), Chairman of the Board of Trustees and Chief Executive Officer of First Union Real Estate Investments, a NYSE listed REIT (1994 – 1998).

John J. Dee	59	Chief Operating Officer (October 2006 – present)
Trustee, Senior Vice President, and Chief Financial Officer of Paragon Real Estate Equity and Investment Trust (2003 – present); Senior Vice President and Chief Financial Officer of MDC Realty Corporation, a privately held residential and commercial real estate development company (2002 – 2003); Director of Finance and Administration for Frantz Ward, LLP (2000 – 2002); several management positions and most recently Senior Vice President and Chief Accounting Officer with First Union Real Estate Investments, a NYSE listed REIT (1978 to 2000).

David K. Holeman	46	Chief Financial Officer (November 2006 – present)
Chief Financial Officer of Hartman Management, our former advisor (2006); Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider (2004 – 2006); Controller and most recently Chief Financial Officer of Houston Cellular Telephone Company (1994 – 2003).

Valarie L. King	48	Sr. Vice President of Property Management (October 2006 – present)	Several management positions and most recently Vice President of Property Management for Hartman Management, our former advisor (2000 – 2006).
Daniel E. Nixon, Jr.	61	Sr. Vice President of Leasing and Redevelopment (July 2007 – present)
Executive Vice President for Hull Storey Retail Group, LLC, owner of 17 enclosed malls, totaling 11 million square feet (2000 – 2007), several management positions and most recently Executive Vice President, Director of Retail at First Union Real Estate Investments, a NYSE listed REIT (1978-1999).

____________

(1) As of April 24, 2010.

Compensation Discussion and Analysis

The Compensation Committee of our Board (for purposes of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and continually monitoring our executive compensation programs. Additionally, it is responsible for the assessment of the relationship of compensation relative to our performance, the rationale in the application of our compensation plans to specific incentive awards, and all recommendations to our Board relative to compensation under its charter.

The scope of this Compensation Discussion and Analysis (“CD&A”) relates to (1) all compensation components for our Named Executive Officers, as defined below, and, (2) to the extent appropriate in order to define Committee activities, responsibilities and decisions, summary information on:

• our overall compensation programs;

• performance evaluation methodology;

• compensation plan development/adoption; and

• comparative market compensation assessment.

Throughout this discussion, James C. Mastandrea, our Chairman and Chief Executive Officer, John J. Dee, our Chief Operating Officer, David K. Holeman, our Chief Financial Officer, Valarie L. King, our Senior Vice President of Property Management, and Daniel E. Nixon, Jr., our Senior Vice President of Leasing and Redevelopment, are referred to as the “Named Executive Officers.”

Compensation Strategy and Philosophy

The Committee believes that the most effective executive compensation strategy is one that encourages entrepreneurship, which is a core driver of creating real estate value and is designed to target specific annual and long-term goals defined by management and approved by our Board, which align the economic interests of employees with shareholders. This strategy should be designed to reward the achievement of performance above established goals that contribute to increased shareholder value.

The Committee believes that an effective executive compensation strategy has several components aimed at specific objectives and timeframes.

• Base Salary. The Committee believes the base salary should be reflective of position, responsibility and experience, and correlated with market-based salary levels for similar positions and competitor companies. The Committee presently believes that the competitive market 50th percentile level is the appropriate benchmark to target for base salary at this time in our growth and size, which members of our senior management, including the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, fall below. Because of the current economic conditions all senior management salaries were frozen at their March 2008 levels, and the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5% effective October 2, 2009 as part of a corporate realignment to reduce overhead and other operating expenses.

• Annual Incentive Bonus. A bonus provides an opportunity for selected employees (and potentially all employees) to receive an annual cash (or potentially cash and shares) award based on the achievement of specific organization, operating and financial goals and objectives at three levels during any fiscal year of our operation:

• corporate performance;

• business unit (functional area) performance; and

• individual performance.

Currently, we have not formalized an annual bonus incentive plan, but may design a plan in the future. The Committee believes that any design of an annual incentive plan should establish a threshold, target and maximum incentive opportunity for participants. Additionally, the annual incentive plan should be designed to provide an effective weighting and performance measurement system to us, business unit (functional) and individual objectives, and be flexible to adapt to our changing needs and circumstances. Because of the current economic conditions all senior management annual incentive bonuses were eliminated subsequent to March 2008.

• Long-Term Equity Incentive Plan. On July 29, 2008, our shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”) to provide equity-based grants as incentive compensation to our employees. A long-term incentive plan is an opportunity for our employees to participate in a plan which provides awards of equity (restricted shares and restricted share units) upon the long-term achievement of incremental value for us and our shareholders. This plan is designed to encourage entrepreneurship and align employees with our long-term strategy and is expected to be an important component of total compensation and key employee retention.

• Benefits and Other Perquisites. We provide the Named Executive Officers (and all other employees) a full range of benefits related to insurances for health and security. These benefit plans, and other perquisites to key employees, are consistent with our competitors for experienced executives and are an important component of employee retention.

The Compensation Committee Charter outlines the Committee’s key objectives in the governance of compensation plan development and award decisions, including its major responsibilities to evaluate our performance and executive compensation (and the relationship between them in any year and over time), one of the fundamental rationales for incentive compensation. Additionally, the Committee must ensure to the extent possible that we maintain our ability to attract and retain superior employees in key positions and that compensation opportunities to key employees remain competitive relative to that paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages currently provided and to be developed will reflect the elements outlined above and have specific performance measurement and accountability procedures to correlate with incentive awards.

Compensation Objectives

In association with the overall compensation strategy and philosophy outlined above, the Committee defines its core values and fundamental guiding principles relating to executive compensation as follows:

• Compensation is linked to performance. Executive pay is linked to our performance and individual performance. Named Executive Officers should be rewarded for achieving annual strategic, operating, and financial goals. Goals should be defined and directed by our strategic plan. Long-term compensation should promote retention and align management and employees with the long-term interests of shareholders.

• Compensation elements should be appropriately balanced. The mix of compensation elements will vary with position and with our circumstances. Base salary and benefits are designed to attract and retain experienced key personnel. Annual incentives emphasize annual objectives, while long-term compensation emphasizes growth in profitability and shareholder value. The proportion of “guaranteed” and “at risk (incentive)” compensation should be structured by position consistent with responsibility, target total compensation level, and market benchmarks. Additionally, a severance benefits program is appropriate to encourage retention and objectivity in connection with events that may trigger a change in control of us or other circumstances of separation. We do not currently have a severance benefits program, but will develop one in the future. We have agreed to reimburse our Chief Executive Officer, Chief Operating Officer and Sr. Vice President of Leasing for certain relocation expenses.

• Compensation should be fair and competitive. We, along with the Committee, strive to establish fair and competitive compensation for the Named Executive Officers (and other management), and do so by the process and assessment methods as described in the Compensation Committee Charter.

• Executive stock ownership is expected. We believe that all executive officers (and to the extent possible, all employees) should be our shareholders. We, along with the Committee, expect the 2008 Plan to assist in achievement of this objective.

• The Committee and Board exercise independent judgment. On behalf of the shareholders, the Committee and our Board ensure that executive compensation is appropriate and effective, and that all assessments, advisors, analysis, discussion, rationale and decision making are through the exercise of independent judgment.

• Compensation may be structured to meet corporate tax and accounting rules. We generally structure the Named Executive Officers’ compensation so that all elements of pay are tax deductible to us. Section 162(m) of the Code limits the amount of compensation we may deduct in any fiscal year. Compensation above these limits can be deducted if it is awarded under a shareholder approved “performance based” incentive compensation plan. Under an annual incentive plan, awards which would limit the deductibility of compensation by us may (upon approval of the Committee) be delayed until a period where the deduction can be taken. We adhere to all Financial Accounting Standards Board requirements related to the accounting treatment and reporting of compensation expense and valuation.

Roles and Responsibilities in Compensation Decisions

The Committee is specifically responsible for compensation decisions related to the Chairman and Chief Executive Officer.

The Committee reviews, assesses and approves recommendations from the Chairman and Chief Executive Officer regarding any determination regarding base salary and bonuses to all officers, management and employees, including the other Named Executive Officers. The Committee’s philosophy and strategy, and the programs adopted by our Board, establish the general parameters within which the Chairman and Chief Executive Officer determine the recommended compensation for the other Named Executive Officers.

James C. Mastandrea, Chairman and Chief Executive Officer, and John J. Dee, Chief Operating Officer, annually review the performance of our other executive officers. The conclusions reached and recommendations made based on these reviews, including base salary adjustments as well as bonuses, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended salary adjustment or bonus award. The Committee reviews in detail the performance of our Named Executive Officers.

Compensation consultants familiar with the real estate industry, and our competitors, are used by our Chairman and Chief Executive Officer, our Chief Operating Officer, and the Committee to provide updated market compensation information regarding competitor compensation levels for various positions; to provide trends in the industry related to compensation awards and industry performance; and to address questions related to effective compensation plans and employee retention.

Setting Executive Compensation

Based on the strategy and philosophy described above, the Committee has structured our annual and long term executive compensation to motivate executive officers to achieve our business goals and reward the executive officers for achieving such goals. In furtherance of this agenda in 2007 and 2008, the Committee engaged CEL, an independent executive compensation consulting firm with specific expertise in the real estate industry, to conduct a review and benchmarking of total compensation levels for our executive officers and to assist in setting levels of executive compensation. CEL provided the Committee with relevant market data and plan alternatives to consider when designing and adopting compensation programs for our executive officers. The Committee also independently reviews public disclosures made by companies in the real estate industry and on published surveys with particular focus on companies of similar size within our industry.

    As a part of the compensation decision making process, the Committee compares each element comprising total compensation for our positions against similar positions in a peer group of publicly-traded REITs and private owner/developer/investment companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies with which we believe we compete for talent, investment opportunity, and shareholder investment.

The companies comprising the Compensation Peer Group were selected in 2008 on the following criteria and remained the same in 2009:

• competitive public real estate companies in our major markets;

• public companies with market capitalization (implied market cap) of $150 million to $750 million in 2008 when CEL provided the information and within the retail shopping center, office, industrial and diversified sectors; and

• private real estate investment and development companies based on portfolio size and range of geographic investments.

A total of seventeen (17) public companies and nine (9) private companies were used in the CEL analysis in 2007 and 2008. The public companies included the following, though some of them have since been acquired or merged:

Acadia Realty Trust	Marcus Corporation
AmREIT	PS Business Parks, Inc.
Capital Lease Funding, Inc	Ramco-Gershenson Properties Trust
Cedar Shopping Centers, Inc.	Republic Property Trust
Columbia Equity Trust	Saul Centers, Inc.
First Potomac Realty Trust	Spirit Finance Corporation
Government Properties Trust, Inc.	Thomas Properties Group, Inc.
Kite Realty Group Trust	Urstadt Biddle Properties, Inc.
Winthrop Realty Trust

We compete with many companies for experienced executives, and the Committee generally has set compensation for executive officers relative to the range of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, market factors, and our situation.

In late 2006, we were restructured from an externally managed REIT to one with our own employees and infrastructure. As a result of this change, salaries were, by necessity and directive, to be below market (below the 50th percentile). Bonuses were awarded in 2007 and 2008 (on a discretionary basis but highly related to performance in a new company start-up environment) to account for some of this difference. During 2009, salaries remained at the same amount as in 2008, until October 2009 when the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5%. In addition, we and the Committee believe that it is important to have an equity-based incentive program to retain experienced and qualified executives and to provide them long term compensation aligned with our economic growth and the creation of shareholder value.

The philosophy of the Committee is to provide programs that offer a significant percentage of total compensation from performance based incentives. Alignment of key management and employees with our growth and the creation of value is the guiding principle of our compensation program. Currently, given our limited operating history as an internally managed REIT, policies, specific incentive compensation opportunity “targets,” and the mix between cash and equity incentives for key employees will continue to evolve. The Committee will continue to review a variety of information, including that provided by CEL, to determine the appropriate level and mix of incentive compensation. Income from incentive compensation is realized as a result of our performance and that of individual performance, measured against established goals. The Committee believes that our executive officers must think and act like owners to create value, and therefore a significant portion of total compensation to our executive officers should be in the form of non-cash share-based long-term incentive compensation. A comprehensive incentive compensation program is a key strategic plan element for us. With the implementation of the 2008 Plan in 2009, the Committee believes the Named Executive Officers have a long-term equity program that meets the philosophy of the Committee to link executive compensation to our increased value. The Committee and management continue to evaluate annual incentive plans as part of the comprehensive compensation program.

Employment Agreements

We have not entered into employment agreements with any of our executive officers. However, the 2008 Plan provides for certain vesting in the event of a change in control. The following summarizes the compensation payable to each Named Executive Officer in the event of a termination of the executive’s employment.

Payments Made Upon Any Termination. In all events, we are obligated to pay all salary and benefits accrued to the executive through and including the date of termination.

Payments Made Upon Death or Disability. In the event of the employee’s death or disability, any unvested restricted common shares or unvested restricted common share units shall immediately vest.

Award Vesting Acceleration. In the event of a Change in Control, as defined below, any unvested restricted common shares or restricted common share units granted pursuant to the 2008 Plan will automatically vest prior to the consummation of such Change in Control. In addition, if there are any restricted common share units which have been allocated but not yet granted and the employee remains employed with the acquiring or successor entity, then the employee must receive an award of a comparable value covering shares of a successor corporation.

Change in Control means, unless otherwise defined in the applicable award agreement, any of the following events:

1.
any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than us or one of our wholly-owned subsidiaries or any employee benefit plan of us or any of our Subsidiaries, becomes the beneficial owner of our securities having 35% or more of the combined voting power of our then outstanding securities that may be cast for the election of our trustees (other than as a result of an issuance of securities initiated by us in the ordinary course of business);

2.
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of our then outstanding securities or any successor company or entity entitled to vote generally in the election of our trustees or such other corporation or entity after such transaction is held in the aggregate by our security holders entitled to vote generally in the election of our trustees immediately prior to such transaction;

3.
during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute our Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by our shareholders, of each of our trustees first elected during such period was approved by a vote of at least two-thirds (2/3rds) of our trustees then still in office who were (a) our trustees at the beginning of any such period, and (b) not initially (1) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than our Board, or (2) designated by a person who has entered into an agreement with us to effect a transaction described in (1) or (2) above or (4) or (5) below;

4.	our complete liquidation or dissolution;

5.	the sale or other disposition of all or substantially all of our assets to any person (other than a transfer to a subsidiary); or

6.
with respect to award agreements for James C. Mastandrea, as Chairman and Chief Executive Officer, John J. Dee, the Chief Operating Officer, and David K. Holeman, the Chief Financial Officer, only, a termination of our Chief Executive Officer without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause.

2009 Executive Compensation Elements

The year 2009 will be remembered as one of the most difficult years our economy has experienced since the Great Depression. The near collapse of international and our national credit and equity markets in the latter part of 2008 carried over into 2009, resulting in record highs for unemployment, foreclosures, and bank failures not seen since at least the 1970’s or 1980’s. The mantra of real estate companies throughout 2009 was “preserve cash.” Consequently, changes to or increases in any of our compensation programs that involved “cash” were placed “on hold.”

Base Salary. The Named Executive Officers receive a base salary established by an assessment of the responsibilities, skills and experience related to their respective positions, and an evaluation of the base salary of comparable positions in peer companies in the market in general. Other factors considered in base salary determinations are individual performance, the success of each business unit (functional area), the competitiveness of the executive’s total compensation, our ability to pay an appropriate and competitive salary, and grants under our 2008 Plan. In the past, the Named Executive Officers were eligible for annual increases in their base salary as a result of: individual performance; their salary relative to the compensation paid to similarly situated executives in companies comprising the Compensation Peer Group; cost of living considerations; and the time interval and changes in responsibility since the last salary increase. Our Board implemented a salary freeze at the March 2008 salary levels for all employees above the Assistant Vice President level, which includes all of our Named Executive Officers. Because of the difficult economic times during 2009, no employee received an annual raise. Additionally, in October 2009, the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5% as part of a corporate realignment program to reduce overhead, which included salary reductions by other employees, eliminating positions, and combining job responsibilities throughout the Company.

Annual Bonus. At this time we do not have an annual incentive plan, though the Committee may adopt one and may, in accordance with that plan, award annual bonuses to an executive for the achievement of specific operating and financial goals by us, the individual’s business unit or functional area, and the individual’s personal achievements and performance. Because of the difficult economic times, no bonuses were paid in 2009.

Long-Term Equity Incentive Compensation. The Committee made initial grants under our 2008 Plan in January 2009. Because the Named Executive Officers’ annual salaries have been below the Committee’s goal of the 50th percentile of the Compensation Peer Group, and because the 2008 Plan had been under discussion, review, and development since 2007, and to provide a meaningful incentive to create value for our shareholders by growing our Company and getting listed on a national securities exchange, the grants from the 2008 Plan are a significant portion of compensation compared to annual cash compensation. The Committee consulted extensively with CEL during 2007 and 2008 and used market information and recommendations from CEL to determine the level of grants for the CEO. A portion of these grants were in recognition of the risk the CEO undertook to internalize the management functions and recruit a staff capable of taking over the responsibilities of a start-up operation quickly and efficiently. These risks included, but were not limited to, integrating a new management team, making a long term commitment to us, accepting below market annual compensation based on his experience and compared to the Compensation Peer Group, leaving behind his family and personal matters, and foregoing other business and financial opportunities to dedicate his efforts to stabilize and grow our Company. Accordingly, the Committee granted Mr. Mastandrea 200,000 restricted common shares and 381,190 restricted common share units. As reflected in the table below, the other Named Executive Officers received grants that were commensurate with the level the CEO received, and their positions and responsibilities within the Company. While the grants may provide significant value for the Named Executive Officers, because the grants are 100% performance contingent, the Named Executive Officers will only receive that value by achieving ever increasing financial goals, listing the

Company on a national securities exchange and profitably growing the Company. The Committee believes the Named Executive Officers are truly shoulder-to-shoulder with the shareholders and they are very motivated to achieve above normal results to have the grants vest and the restrictions removed. The first of five goals was achieved in 2009 when the Company recorded FFO of $8.6 million, which is more than double the FFO in 2008. In order for all of the grants to vest, FFO will need to exceed $43 million, an increase of more than ten times the 2008 funds from operations. The following table reflects all of the restricted common shares and restricted common share units granted to the Named Executive Officers in 2009:

Name	Grant Date	Number of Shares(1)	Award Type
James C. Mastandrea	1/2/2009	200,000	Common Share Award
	1/2/2009	381,190	Common Share Unit Award
John J. Dee	1/2/2009	125,000	Common Share Award
	1/2/2009	317,497	Common Share Unit Award
David K. Holeman	1/2/2009	75,000	Common Share Award
	1/2/2009	60,000	Common Share Unit Award
Valarie L. King	1/2/2009	50,000	Common Share Award
	1/2/2009	60,000	Common Share Unit Award
Daniel E. Nixon, Jr.	1/2/2009	50,000	Common Share Award
	1/2/2009	75,000	Common Share Unit Award
___________
  (1) The restricted common shares and restricted common share units will vest as follows:

(a) 10% of these shares vest when our annual FFO increased 72% from our 2008 level. This target was achieved in 2009, and such awards vested as of March 25, 2010.
(b) 20% of these shares vest when our annual FFO increases 162% from our 2008 level.
(c) 20% of these shares vest when our annual FFO increases 332% from our 2008 level.
(d) 25% of these shares vest when our annual FFO increases 581% from our 2008 level.
(e) 25% of these shares vest when our annual FFO increases 915% from our 2008 level.

FFO is defined as the annual audited FFO as it appears in our annual report on Form 10-K.

Perquisites and Other Personal Benefits. We provide the Named Executive Officers with benefits and other personal perquisites that we deem reasonable and consistent with our overall compensation program. Such benefits enable us to attract and retain superior employees for key positions. The Committee periodically reviews our overall compensation program and specific perquisites provided to the Named Executive Officers.

Three of the Named Executive Officers (James C. Mastandrea, John J. Dee, and Daniel E. Nixon, Jr.) have relocated to the Houston area. We have agreed to pay for all reasonable relocation costs including, but not limited to, temporary living expenses, all costs associated with moving household items and personal cars, necessary roundtrip air travel, the costs associated with selling homes, including the cost of preparing the houses for sale, sales consultation costs, reimbursement of realtor’s commission upon sale, and other selling costs. The Committee is evaluating alternatives for the sale of Mr. Mastandrea’s and Mr. Nixon’s homes. We have contracted with a professional relocation firm based on a review and recommendation of the Committee to assist with the marketing and sale of Mr. Mastandrea’s home.

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid or earned to each of the Named Executive Officers in 2007, 2008 and 2009. No bonus or salary increases have occurred since March 2008. Additionally in October 2009, the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5% as part of a corporate realignment program to reduce overhead and other operating expenses.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation		Total
James C. Mastandrea Chairman & Chief Executive Officer	2009	$291,346	$-	$2,402,196	$66,137	(4)	$2,759,679
	2008	284,616	75,000	-	89,130	(5)	448,746
	2007	200,000	-	-	51,541	(6)	251,541

John J. Dee Chief Operating Officer	2009	194,281	-	1,795,481	44,493	(7)	2,034,255
	2008	193,846	50,000	-	40,509	(8)	284,355
	2007	160,000	-	-	26,994	(9)	186,994

David K. Holeman Chief Financial Officer	2009	172,674	-	593,010	3,472	(10)	769,156
	2008	176,703	5,000	-	4,676	(11)	186,379
	2007	170,000	-	-	2,550	(12)	172,550

Valarie L. King SVP – Property Management	2009	101,000	-	469,560	1,440	(13)	572,000
	2008	103,395	10,000	-	3,402	(14)	116,787
	2007	100,375	-	-	1,500	(15)	101,875

Daniel E. Nixon, Jr. SVP – Leasing and Redevelopment	2009	176,944	-	525,225	11,073	(16)	713,242
	2008	175,000	5,396	-	26,324	(17)	206,720
	2007	77,085	10,000	-	11,073	(18)	98,158
__________
(1)	Base salary paid in 2009, 2008 and 2007.
(2)	Discretionary bonuses for 2009, 2008 and 2007. Bonuses paid were based on prior year performance and to make up for below-market base salary levels.
(3)
Represents the grant date fair value of restricted common shares and restricted common share units with a 2009 grant date and do not necessarily reflect compensation actually received by the named executive officers in 2009.  The grant date fair values were calculated in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation”. For further discussion see note 13 to the company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.

(4)
Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing cost of $31,244, (c) matching contributions under our 401(k) plan of $5,885, (d) health insurance, and (e) relocation related travel.

(5)
Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing cost of $37,354, (c) matching contributions under our 401(k) plan of $10,173, (d) health insurance, and (e) relocation related travel of $25,825.

(6)
Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs, (c) matching contributions under our 401(k) plan of $3,000, (d) health insurance, and (e) relocation related travel.

(7)
Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $30,000, (c) matching contributions under our 401(k) plan of $3,923, (d) health insurance, and (e) relocation related travel.

(8)
Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs, (c) matching contributions under our 401(k) plan of $7,750, (d) health insurance, and (e) relocation related travel.

(9)
Represents (a) the cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs, (c) matching contributions under our 401(k) plan of $2,400, and (d) relocation related travel.

(10)	Represents matching contributions under our 401(k) plan of $3,427.
(11)	Represents matching contributions under our 401(k) plan of $4,676.
(12)	Represents matching contributions under our 401(k) plan of $2,550.
(13)	Represents matching contributions under our 401(k) plan of $1,440.
(14)	Represents matching contributions under our 401(k) plan of $3,402.
(15)	Represents matching contributions under our 401(k) plan of $1,500.

(16)	Represents (a) auto allowance, (b) matching contributions under our 401(k) plan of $3,433, and (c) relocation related travel.
(17)	Represents (a) auto allowance, (b) temporary housing costs, (c) matching contributions under our 401(k) plan of $4,038, (d) health insurance and (e) relocation related travel.
(18)	Represents (a) auto allowance, (b) temporary housing costs, (c) health insurance and (d) relocation related travel.

Grants of Plan Based Awards

The following table sets forth certain information with respect to shares granted during the year ended December 31, 2009 for each named officer.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Share Awards(2)
James C. Mastandrea	1/2/2009	58,119	174,357	581,190	$2,402,196
John J. Dee	1/2/2009	44,250	132,749	442,497	1,795,481
David K. Holeman	1/2/2009	13,500	40,500	135,000	593,010
Valarie L. King	1/2/2009	11,000	33,000	110,000	469,560
Daniel E. Nixon, Jr.	1/2/2009	12,500	37,500	125,000	525,225
________
(1)	For details regarding the equity incentive awards, see “2009 Executive Compensation Elements—Long- Term Equity Incentive Compensation” above.
(2)
Amount represents the grant date fair value of share awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 13 to the Company’s audited financial statements for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End 2009

The following table sets forth certain information with respect to the market value as of December 31, 2009 of all unvested share and unit awards held by each Named Executive Officer as of December 31, 2009.

	Share Awards
Name	Equity Incentive Plan Awards Number of Unearned Shares or Units that Have Not Vested(2)(3)	Equity Incentive Plan Awards Market Value of Unearned Shares or Units that Have Not Vested(1)
James C. Mastandrea	174,357	$720,659
John J. Dee	132,749	538,644
David K. Holeman	40,500	177,903
Valarie L. King	33,000	140,868
Daniel E. Nixon, Jr.	37,500	157,568
______________
(1)	Our common shares are currently not listed on a national securities exchange. The market value is based on observable market transactions.
(2)	For details regarding the vesting schedule of these shares, see “2009 Executive Compensation Elements-Long Term Equity Incentive Compensation” above.
(3)
Reflects shares and units that will vest at the target performance goal, or 30% of the total award. The threshold performance goal, or 10% of the total award, vested on March 25, 2010 based on 2009 performance.

2009 Option Exercises and Shares Vested

We have not granted any stock options to employees, and no shares or units held by Named Executive Officers vested during the year ended December 31, 2009.

Compensation of Trustees

Cash Compensation

We pay our non-employee trustees an annual fee of $10,000 and $1,000 for each in-person Board meeting and $500 for each telephonic Board meeting they attend. Trustees do not receive additional compensation for committee meetings. Non-employee trustees also are reimbursed for out-of-pocket expenses incurred to attend Board meetings.

Equity Awards

On March 25, 2009, each of our five independent trustees were granted 5,000 restricted common shares which vest in equal installments in 2010, 2011, and 2012.

2009 Trustee Compensation

The table below summarizes the compensation we paid to each non-employee trustee in 2009. No employee who serves as a trustee is paid for those services.

Name(1)	Fees Earned or Paid in Cash	Share Awards(2)	Total(3)
Daryl J. Carter	$14,500	$24,690	$39,190
Daniel G. DeVos	14,500	24,690	39,190
Donald F. Keating	14,000	24,690	38,690
Jack L. Mahaffey	14,500	24,690	39,190
Chris A. Minton	14,500	24,690	39,190
____________
(1)
James C. Mastandrea, our Chairman of the Board and Chief Executive Officer, is not included in the table as he is an employee and thus receives no compensation for his services as a trustee. The compensation received by Mr. Mastandrea as an employee is shown in the Summary Compensation Table above.

(2)
Represents the grant date fair value of restricted common shares with a 2009 grant date and do not necessarily reflect compensation actually received by the trustees in 2009.  The grant date fair values were calculated in accordance with ASC 718, “Compensation-Stock Compensation.”  For further discussion, see note 13 to the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	We do not have a pension plan or non-qualified deferred compensation plan.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Messrs. DeVos, Keating, and Mahaffey. None of the members of our Compensation Committee during 2009 is or has served as an officer or employee for us and none of our executive officers has served on the board of directors or compensation committee of any company whose executive officers served on our Compensation Committee or our Board.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Whitestone’s Annual Report.

Respectfully submitted, Whitestone REIT Compensation Committee Jack L. Mahaffey, Chairman Daniel G. DeVos Donald F. Keating

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee of the Board of Trustees

The Audit Committee is composed of three independent non-employee trustees and operates under a written charter adopted by the Board (a copy of which is available at www.whitestonereit.com).  The Board has determined that each committee member is independent within the meaning of the applicable NYSE Amex listing standards currently in effect and as required by the Sarbanes-Oxley Act of 2002.  Management is responsible for the financial reporting process, including the preparation of the consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and for the establishment and effectiveness of internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The committee’s responsibility is to oversee and review this process.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurances as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.  We held five meetings during 2009.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and our independent registered public accounting firm, Pannell Kerr Forster of Texas, P.C. (“PKF”). We discussed with PKF the overall scope and plans of their audit.  We met with PKF, with and without management present, to discuss the results of their examinations.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and PKF. We also discussed with management and PKF the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed with management our compliance as of December 31, 2009 with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors their independence.  When considering the independence of PKF, we considered whether their array of services to Whitestone beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including our quarterly reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to PKF.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Trustees that the audited financial statements for the fiscal year ended December 31, 2009 be included in Whitestone’s Annual Report on Form 10-K.  The Audit Committee also reappointed, subject to shareholder ratification, PKF as our independent registered public accountants for the fiscal year ending December 31, 2010.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The undersigned members of the Audit Committee have furnished this report to our Board.

Respectfully submitted, Audit Committee Donald F. Keating, Chairman Daryl J. Carter Jack L. Mahaffey

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees for professional audit services rendered by PKF, our independent registered public accounting firm, for the audit of our annual consolidated financial statements for the two most recent fiscal years ended December 31, 2008 and 2009, and fees billed for other services rendered by PKF for those periods:

	Total Approximate Fees
Types of Services	2009	2008
Audit Fees (1)	$261,490	$250,068
Tax Fees (2)	81,036	84,357
Total	$342,526	$334,425
____________
(1)
Audit fees were for professional services rendered in connection with the audit of consolidated financial statements for fiscal years ended 2008 and 2009 and reviews of our quarterly consolidated financial statements within those years.

(2)	Tax fees were for assistance with matters principally related to tax compliance, tax planning and tax advice.

Our Audit Committee has considered the audit and non-audit services rendered by PKF and has determined that the provision of these services is compatible with maintaining the independence of PKF.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy requiring it to approve all audit and non-audit services to be performed by our independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence.  All services, engagement terms, conditions and fees, as well as changes in the terms, conditions and fees must be preapproved by our Audit Committee in advance.  Our Audit Committee will annually review and approve services that may be provided by our independent registered public accounting firm during the next year and will revise the list of approved services from time to time based on subsequent determinations.  Our Audit Committee believes that our independent registered public accounting firm can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the firm’s independence and that the tax services do not constitute prohibited services pursuant to the SEC and/or NYSE Amex rules.  The authority to approve services may be delegated by our Audit Committee to one or more of its members, but may not be delegated to management.  If authority to approve services has been delegated to an Audit Committee member, any approval of services must be reported to our Audit Committee at its next scheduled meeting.  All audit and non-audit services rendered by our independent registered public accounting firm during fiscal years ended December 31, 2008 and 2009 were pre-approved by our Audit Committee in accordance with its policies.

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has appointed Pannell Kerr Forster of Texas, P.C. to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Board of Trustees asks shareholders to ratify the selection of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm.  Shareholder ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board is submitting the appointment of Pannell Kerr Forster of Texas, P.C. to the shareholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Whitestone and our shareholders.  Whitestone does not expect a representative from Pannell Kerr Forster of Texas, P.C. to attend the 2010 Annual Meeting and, accordingly, no representative from Pannell Kerr Forster of Texas, P.C. is expected to make a statement or be available to respond to questions.

Our Board of Trustees unanimously recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Pannell Kerr Forster of Texas, P.C. as our Independent Registered Public Accounting Firm for the year ending December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Spoerlein Commons Acquisition

On January 16, 2009, Whitestone REIT, operating through our Operating Partnership, acquired Spoerlein Commons, a mixed use-garden style complex of retail, medical, and professional office tenants located in Buffalo Grove, Illinois (the “Property”). The Operating Partnership acquired the Property pursuant to the terms and conditions of the purchase, sale and contribution agreement dated December 18, 2008 (the “Agreement”) between the Operating Partnership and Bank One, Chicago, NA, as trustee under the Trust Agreement dated January 29, 1986 and known as Trust Number TWB-0454 (“Seller”). Midwest Development Venture IV, an Illinois limited partnership (“Midwest”), is the sole beneficiary of the Seller under the Trust Agreement.

The Property represented an acquisition for Whitestone, and a substantial equity investment on behalf of the Seller. In exchange for the Property, the Operating Partnership paid the Seller $5,500,000, received credit for net prorations of $275,854 and issued 703,912 Operating Partnership Units, valued at $5.15 per Unit, for a total purchase price of $9,401,000.

Midwest, the sole beneficiary of the Seller, is entitled to all earnings and proceeds from the sale of the Property. James C. Mastandrea, our Chairman, President and Chief Executive Officer, is the controlling limited partner in Midwest and as such, had an ownership interest in the Property and is entitled to a portion of the proceeds from the sale of the Property to the Operating Partnership. Because of Mr. Mastandrea’s relationship with the Seller, a special committee of the independent members of the Board of Trustees, including Donald F. Keating, Jack L. Mahaffey, and Chris A. Minton, determined the terms of the transaction, which included the use of an independent appraiser to value the Property.

In connection with the closing of the Property and the investment on behalf of the Seller, the Operating Partnership issued 703,912 Operating Partnership Units to Midwest for its contribution of the Property to the Operating Partnership. The Operating Partnership Units were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The issuance was not affected using any form of general advertising or general solicitation and the issuance was made to a qualified investor.

The Operating Partnership Units are convertible on a one-for-one basis into Common Shares of Whitestone at any time after July 1, 2009 in accordance with the terms of the Operating Partnership’s Limited Partnership Agreement, as amended (the “Limited Partnership Agreement”). The Seller was not entitled to any dividends or distributions with respect to the Operating Partnership Units prior to June 30, 2009.

Policies and Procedures for Transactions with Related Persons

Pursuant to its charter, our Nominating and Corporate Governance Committee is responsible for reviewing any potential or actual conflicts of interest between our trustees and between Whitestone and other companies on which a trustee of Whitestone may serve.

Under our Declaration of Trust, we may enter into any contract or transaction with our trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our trustees, officers, employees or agents (or any affiliated person) have a material financial interest in the transaction,  the fact of the interest is disclosed or known to the following: (1) the Board of Trustees, and the Board of Trustees shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (2) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (3) the contract or transaction is fair and reasonable to Whitestone.

According to our Code of Business Conduct and Ethics, Whitestone’s employees and trustees are expected to exhibit and promote the highest standard of honest and ethical conduct, by their adherence to the following policies and procedures: (1) they shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and (2) they shall inform our chief operating officer of any deviations in practice from policies and procedures governing honest and ethical behavior or any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Our Audit Committee oversees compliance with our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is available under the “Corporate Governance” page of our website at www.whitestonereit.com.

Shareholder Nominations for Trustee

If a shareholder is recommending a candidate to serve on the Board of Trustees, the recommendation must include the information specified in Whitestone’s bylaws, including the following:

(1)
As to each individual whom the shareholder proposes to nominate for election or reelection that meets the criteria of serving as a trustee as set forth in the qualifications of trustees section of our bylaws (Article III, Section 3), all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with the solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected).

(2)	As to any business that the shareholder proposes to bring before the meeting:

•	a description of the business; and

•	the shareholder’s reasons for proposing the business at the meeting and any material interest in the business of the shareholder or any shareholder associated person (as defined in our bylaws),

individually or in the aggregate, including any anticipated benefit from the proposal to the shareholder or the shareholder associated person.

(3)	As to the shareholder giving the notice, any proposed nominee and any shareholder associated person:

•
the class, series and number of all shares of stock or other securities of Whitestone or any of its affiliates (also referred to as Whitestone securities), if any, which are owned (beneficially or of record) by the shareholder, proposed nominee or shareholder associated person, the date on which each Whitestone security was acquired and the investment intent of the acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of stock or other security) in any Whitestone securities of any person;

•	the nominee holder for, and number of, any Whitestone securities owned beneficially but not of record by the shareholder, proposed nominee or shareholder associated person;

•
whether and the extent to which the shareholder, proposed nominee or shareholder associated person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (i) manage risk or benefit of changes in the price of (x) Whitestone securities or (y) any security of any entity that was listed in the peer group in the stock performance graph in the most recent annual report to security holders of the trust for the shareholder, proposed nominee or shareholder associated person or (ii) increase or decrease the voting power of the shareholder, proposed nominee or shareholder associated person in Whitestone or any affiliate thereof (or, as applicable, in any peer group company) disproportionately to the person’s economic interest in the company securities (or, as applicable, in any peer group company); and

•
any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with Whitestone), by security holdings or otherwise, of the shareholder, proposed nominee or shareholder associated person, in Whitestone or any affiliate thereof, other than an interest arising from the ownership of Whitestone’s securities where the shareholder, proposed nominee or shareholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(4)	As to the shareholder giving the notice, any shareholder associated person with an interest or ownership referred to in paragraphs (2) and (3) above and any proposed nominee:

•
the name and address of the shareholder, as they appear on Whitestone’s stock ledger, and the current name and business address, if different, of each shareholder associated person and any proposed nominee; and

•
the investment strategy or objective, if any, of the shareholder and each shareholder associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the shareholder, each shareholder associated person and any proposed nominee.

(5)
To the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of the shareholder’s notice.

The foregoing description of Whitestone’s advance notice provisions is a summary and is qualified in its entirety by reference to the full text of our bylaws. Accordingly, we advise you to review our bylaws for additional stipulations relating to advance notice of trustee nominations and shareholder proposals.

OTHER BUSINESS

The Board of Trustees knows of no other business to be presented for action at the 2010 Annual Meeting of Shareholders. If any matters do come before the meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the discretion of the person or persons exercising the authority conferred by the proxy at the meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the Annual Meeting unless certain securities law and other requirements are met.

You are cordially invited to attend the 2010 Annual Meeting of Shareholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the accompanying white proxy card in the enclosed postage-paid envelope.

By order of the Board of Trustees,

/s/ John J. Dee
John J. Dee
Chief Operating Officer and Corporate Secretary

April 30, 2010
Houston, Texas